Exhibit 21.1

Subsidiaries of DecisionPoint Systems, Inc.

Name	State of Incorporation	Ownership	Status
DecisionPoint Systems International, Inc.	DE	100% by DecisionPoint Systems, Inc.	Active
DecisionPoint Systems Group, Inc.	DE	100% by Decision Point International, Inc.	Active
DecisionPoint Systems CA, Inc.	CA	100% by DecisionPoint Systems Group, Inc.	Active
DecisionPoint Systems CT, Inc.	CT	100% by DecisionPoint Systems Group, Inc.	Active
Royce Digital Systems, Inc.	CA	100% by DecisionPoint Systems Group, Inc.	Active
ExtenData Solutions, LLC	CO	100% by DecisionPoint Systems Group, Inc.	Active
Advanced Mobile Group, LLC	PA	100% by DecisionPoint Systems, Inc.	Active